Ask Me Now

Michael Caron
Vice President, Product Development
Cendant Car Rental Group, Inc.
6 Sylvan Way
Parsippany, NJ 07054

Re: AskMeNow/Avis – Joint Marketing Program

Dear Michael:

It was a pleasure speaking with you last week. We are excited about partnering with Cendant Car Rental Group, Inc.'s subsidiary, Avis Rent A Car System, Inc. ("Avis"), and look forward to a mutually rewarding relationship.

Per your request, in lieu of a formal agreement between AskMeNow Inc. and Avis, this letter sets forth the general terms under which the relationship between our respective companies shall operate. Any matters not specifically addressed below shall be jointly negotiated in good faith by AskMeNow and Avis in a manner consistent with furthering the goal of promoting a cross-marketing relationship between the parties.

A. AskMeNow Responsibilities

1. Offer its mobile information service free to Avis customers at the 100 top Avis locations for a 90-day period.
2. Marketing Materials - Work with Avis' Marketing Department, and subject to Avis' approval, to create marketing materials to be used by Avis, including counter displays and hanger tags, which materials will not infringe the personal or intellectual property rights of third parties.
3. ConTEXTual Advertisement – Work with Avis to identify 20 keywords that will trigger the Avis advertisement on AskMeNow text message answers.
4. Provide Avis customers with a convenient means to sign up for the AskMeNow mobile information service, including a toll-free telephone number and telephone sign-up.
5. Include a logo to be designated by Avis in certain nationwide AskMeNow television commercials.
6. To maintain such liability and advertisers insurance to cover its risks and obligations hereunder, including contractual coverage, with not less than a combined single limit of $2,000,000 for each policy.
7. Obtain and furnish to Avis a certificate of insurance naming Avis as an additional insured with respect to this agreement and providing for not less than 30 days notice of cancellation to Avis.

B. Avis Responsibilities

1. Marketing Materials – Except if and to the extent prevented by local laws or airport regulations , at each of the top 100 Avis locations, Avis shall prominently display approved AskMeNow counter displays, provide approved AskMeNow marketing material in customer packets, and hang AskMeNow hanger tags in all rental cars. Avis will work with AskMeNow to develop such materials and will provide AskMeNow with information on the approximate number of such materials required.
2. Maintain at Avis' expense a toll free telephone number unique to AskMeNow, and track calls and purchases made through this number.

3. Work with AskMeNow to identify 20 keywords that will trigger the Avis advertisement on AskMeNow text message answers.
4. Provide input on and prompt approval, not to be unreasonably withheld, for all marketing materials to be used, including but not limited to materials to be distributed at Avis locations, an Avis advertisement to be used on AskMeNow text message answers, and an Avis logo to be displayed on an AskMeNow television commercial.
5. Join AskMeNow in a press release announcing the companies' partnership.

C. Ownership and Licenses

1. Each party owns and shall retain all right, title and interest in its names, logos, trademarks, service marks, trade dress, copyrights and proprietary technology, whether currently used or which may be developed and/or used by it in the future.
2. Each party grants to the other party during the term of this Agreement a limited, revocable, non-exclusive, worldwide license to use, reproduce and transmit the names, logos, trademarks, service marks, trade dress and copyrights solely as contemplated by this Agreement. Neither party may sublicense, assign or transfer any such licenses, and any attempt at such sublicense, assignment or transfer is void.

D. Termination. Either party may terminate this Agreement at any time, for any reason, provided that they provide at least 30 day's prior written notice of such termination to the other party. However, any provisions which by their terms are intended to survive termination shall survive termination of this Agreement.

E. Cross-Indemnification. Each party shall indemnify, defend and hold harmless the other party and its affiliates, directors, officers, employees and agents, from and against any and all liability, claims, losses, damages, injuries or expenses (including reasonable attorneys' fees) brought by a third party (1) arising out of a breach, or alleged breach, of any of its representations or obligations herein, or (2) to the extent that such liability, claim, loss, damage, injury or expense is caused by such party's acts or omissions in the provision of its products or services.

F. Each party shall keep in confidence any information that the other party designates as its "Confidential Information"

G. Limitation of Liability. Neither party shall be liable to the other for special, incidental, or consequential damages, even if such party has been advised of the possibility of such damages.

H. Relationship of the Parties. No agency, partnership, joint venture or employment is created between AskMeNow and Avis as a result of this Agreement. Neither party is authorized to create any obligation, express or implied, on behalf of the other party, nor to make or accept any offers or representations, guarantees or warranties on the other party's behalf, including with respect to the other party's products or services, nor, except to the extent expressly provided in this Agreement, to exercise any control over the other party's methods of operation.

I. Representations. Each party represents to the other that (1) it has the authority to enter into this Agreement and sufficient rights to grant any licenses granted hereby, and (2) any advertising material which it provides to the other party for use as marketing material will not (a) infringe on any

Ask Me Now

third party's copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (b) violate any applicable law, statute, ordinance or regulation; (c) be defamatory or libelous; (d) be lewd, pornographic or obscene; or (e) violate any laws regarding unfair competition, anti-discrimination or false advertising.

Kindly indicate your assent to these terms on behalf of Avis by signing below.

Sincerely,

Jeffrey Mahl
Chief Revenue and Content Officer

Accepted and agreed on behalf of
Avis Rent A Car System, Inc.

By: ______________________ 10/5/05
Michael Caron

185 Roslyn Road – Roslyn, NY 11577
516-214-0499 office 516-908-4465 fax
Visit our website @ www.askmenow.com